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                                                                  EXHIBIT 10.15

[LETTER HEAD OF STPAUL RE]

August 14, 2002

Mr. Neal Schmidt
450 Park Street
Upper Montclair, New Jersey  07043

Dear Neal:

As you know, earlier this year The St. Paul Companies announced its intention to transfer substantially all of its reinsurance operations and related assets to Platinum Underwriters Holdings, Ltd. ("Platinum"), a newly formed Bermuda-based reinsurer. As a result of poor market conditions, The St. Paul Companies has postponed the transfer. However, we remain committed to building a valuable franchise in St. Paul Re.

You are an important part of this franchise and we hope you will continue to contribute to its value. This letter addresses certain important elements of your compensation package.

SALARY

Effective July 1, 2002, your base salary will be $29,166.67 per month, annualized at $350,000 per year.

ANNUAL PERFORMANCE BONUS

For 2002, you will be eligible for an annual performance bonus in the target amount of 75% of your base salary. St. Paul Re's standard criteria, including individual, department, and company performance, will be considered in determining the actual amount of the annual performance bonus. However, you will receive an annual performance bonus for 2002 of no less than $175,000 (the "Minimum Bonus") provided that you are employed by St. Paul Re, or its successor, up to and including the date of payment, which is expected to be March 31, 2003. If St. Paul Re, or its successor, terminates your employment, other than for "cause", prior to March 31, 2003, the Minimum Bonus will be paid to you within 30 days following your separation from employment.

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                                                      [LETTER HEAD OF STPAUL RE]

RETENTION BONUS

In addition to the annual performance bonus, St. Paul Re, or its successor, will also pay you, no later than July 1, 2004, a retention bonus equal to $175,000 if you are "Continuously Employed" with St. Paul Re, or its successor, through July 1, 2004. You will be considered to be "Continuously Employed" if you diligently perform your job duties up to and including July 1, 2004 or are on an approved leave of absence in accordance with generally applicable policies of St. Paul Re or its successor. This retention bonus is in addition to any base salary and annual performance bonus that you may earn during the year. If St. Paul Re, or its successors, terminates your employment, other than for "cause", prior to July 1, 2004, you will be paid the full amount of the retention bonus within 30 days following your separation from employment. If the Company does not consummate an initial public offering of common stock of Platinum on or prior to December 31, 2003, and you elect to terminate your employment with the Company within 30 days thereafter, the Company will pay you a one-time bonus equal to $250,000 (the "IPO Bonus") in lieu of any retention bonus and annual performance bonus for 2003.

ELIGIBILITY AND CONDITIONS. The following conditions apply to your eligibility to receive the enhanced compensation provided for in this letter:

1. You must maintain an acceptable or better level of performance and comply with all policies and procedures of St. Paul Re, or its successor, in order to remain eligible for the salary and bonuses outlined above (collectively, the "Benefits"). In addition, if your employment is terminated for "cause", you will not be paid the Benefits.

2. You will not be eligible for a Benefit if you voluntarily terminate your employment prior to the date the Benefit is paid except you will receive the IPO Bonus if you terminate your employment within the time set forth above.

3.       All Benefits are subject to applicable withholding.

4. You must not disclose the terms and conditions of this letter and any Benefits hereunder, directly or indirectly, to any other employee of St. Paul Re, or its successor, in order to remain eligible for the Benefits.

OTHER IMPORTANT PROVISIONS

1. Notwithstanding the foregoing, nothing contained in this letter is intended to create an express or implied contract of employment for any particular duration, or to change your at-will status with St. Paul Re, or its successor.

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                                                      [LETTER HEAD OF STPAUL RE]

2. This letter supersedes all prior communications or understandings by St. Paul Re or Platinum related to your base salary and bonuses. Any modification to this letter must be made in writing by the President and CEO of St. Paul Re, or its successor, and you.

3. The rights and obligations described in this letter may not be assigned by either party without the prior written consent of the other party, except that St. Paul Re may assign its rights and/or delegate its obligations to any successor and/or assign of St. Paul Re without your consent. This letter agreement shall be binding on and inure to the benefit of St. Paul Re's successors and assigns.

Please sign in the space provided below and return one copy of this letter to Teresa Claro no later than August 16, 2002.

I am confident that the compensation features described above will recognize and reward your contribution to the Company. I thank you in advance for your hard work and dedication.

Sincerely yours,

ST. PAUL RE, INC.

By:   /s/ Jerome T. Fadden
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      Jerome T. Fadden
      President and Chief Executive Officer

AGREED:

/s/ Neal Schmidt                                      Aug. 16, 2002
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Neal Schmidt                                          Date

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